Exhibit (d)(3)

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT is being executed and delivered as of November 16, 2009, by RAYMON F. THOMPSON (“Shareholder”), in favor of, and for the benefit of: APPLIED MATERIALS, INC., a Delaware corporation (“Parent”), and the other Beneficiaries. Certain capitalized terms used in this Noncompetition Agreement are defined in Section 14.

RECITALS

A. The Shareholder, in the course of founding and operating the business of SEMITOOL, INC., a Montana corporation (the “Company”), and in the course of operating the business of the other Acquired Corporations (as defined in the Merger Agreement), has obtained extensive and valuable knowledge and confidential information concerning the business of the Acquired Corporations.

B. The Shareholder, in the course of founding and operating the business of the Company, and in the course of operating the business of the other Acquired Corporations, has also developed on behalf of the Acquired Corporations significant goodwill that is now a significant part of the value of the Acquired Corporations. This goodwill extends throughout the Restricted Territory.

C. Pursuant to and subject to the terms and conditions of a Agreement and Plan of Merger of even date herewith among Parent, the Company and a wholly-owned subsidiary of Parent (the “Merger Agreement”), Parent intends to purchase all of the outstanding shares of capital stock of the Company from the shareholders of the Company.

D. Parent wishes to protect its investment in the business it is acquiring pursuant to the Merger Agreement, including the confidential and proprietary information and goodwill possessed by the Shareholder, by restricting the activities of the Shareholder that might compete with or harm such business.

E. To enable Parent to secure more fully the benefits of the transactions contemplated by the Merger Agreement, Parent has required that the Shareholder enter into this Noncompetition Agreement; and the Shareholder is entering into this Noncompetition Agreement in order to induce Parent to execute the Merger Agreement and consummate the transactions contemplated thereby.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder agrees as follows:

1. Restriction on Competition. The Shareholder agrees that, during the Noncompetition Period, the Shareholder shall not, and shall not permit any of his Affiliates to:

(a) engage directly or indirectly in any aspect of the Business in any part of the Restricted Territory; or

(b) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in any aspect of the Business in any part of the Restricted Territory;

provided, however, that the Shareholder may, without violating this Section 1: (i) own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in the Business if: (A) such shares are actively traded on an established national securities market in the United States; (B) the number of shares of such corporation’s capital stock that are owned beneficially by the Shareholder and the number of shares of such corporation’s capital stock that are owned beneficially by Affiliates of the Shareholder collectively represent less than one percent of the total number of shares of such corporation’s capital stock outstanding; and (C) neither the Shareholder nor any Affiliate of the Shareholder is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation; or (ii) pursue any Opportunity (as such term is defined in Section 2(b) of the Consulting Agreement between Parent and the Shareholder, dated as of the date hereof (the “Consulting Agreement”)) for which Parent has given its prior written consent to the Shareholder to pursue such Opportunity in accordance with the Consulting Agreement.

2. No Hiring or Solicitation. The Shareholder agrees that, during the Noncompetition Period, the Shareholder shall not, and the Shareholder shall not permit any of his Affiliates to:

(a) hire any Specified Individual as an employee, consultant or independent contractor;

(b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Shareholder’s own behalf or on behalf of any other Person) any Specified Individual to leave his or her employment, consulting or independent contractor relationship with Parent or any of Parent’s Affiliates (including the Acquired Corporations); or

(c) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Shareholder’s own behalf or on behalf of any other Person) any customer or other Person who has purchased, intends to purchase or is considering purchasing any product or service of any of the Acquired Corporations to not do business with any of the Acquired Corporations or to do business with any Person that engages directly or indirectly in any aspect of the Business in any part of the Restricted Territory.

3. Representations, Warranties and Acknowledgments. The Shareholder represents, warrants and acknowledges, to and for the benefit of the Beneficiaries, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of: (i) any agreement or obligation by which the Shareholder or any of his Affiliates is or may be bound; or (ii) any law, rule or regulation; and (c) the terms and conditions of this Noncompetition Agreement are fair and reasonable to the Shareholder in all respects and the restraints imposed herein and the enforcement of the terms and conditions hereof will not lead to any hardship or inconvenience or cause the Shareholder to be unable to engage in lawful professions, trades or businesses.

4. Specific Performance. The Shareholder agrees that, in the event of any breach or threatened breach by the Shareholder of any covenant, obligation or other provision set forth in this Noncompetition Agreement, each of Parent and the other Beneficiaries shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. The Shareholder further agrees that no Beneficiary shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and the Shareholder irrevocably waives any right it may have to require any Beneficiary to obtain, furnish or post any such bond or similar instrument.

5. Remedies Cumulative. The rights and remedies of Parent and the other Beneficiaries under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the other Beneficiaries under this Noncompetition Agreement, and the obligations and liabilities of the Shareholder under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.

6. Severability. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.

7. Governing Law; Venue.

(a) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) In any legal action or proceeding between any of the parties arising out of or relating to this Noncompetition Agreement each of the parties: (i) irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document by U.S. mail addressed to the Shareholder at the address set forth on the signature page of this Noncompetition Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal action or proceeding.

(c) THE SHAREHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

(d) Nothing in this Section 7 shall be deemed to limit or otherwise affect the right of Parent or any other Beneficiary to commence any legal action or proceeding against the Shareholder in any forum or jurisdiction.

8. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9. Successors and Assigns. This Noncompetition Agreement shall be binding upon the Shareholder and shall inure to the benefit of Parent and the other Beneficiaries and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Noncompetition Agreement, in whole or in part, to any other Person, without obtaining the consent or approval of any other Person, in connection with: (a) the sale of the Company; or (b) the sale of a substantial part of the assets or business of the Company.

10. Attorneys’ Fees. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against the Shareholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11. Captions. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

12. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement. Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement. As used in this Noncompetition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to “Sections” are intended to refer to Sections of this Noncompetition Agreement.

13. Amendment. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties sought to be bound by any such amendment, modification, alteration or supplement.

14. Defined Terms. For purposes of this Noncompetition Agreement:

(a) “Affiliate” shall mean, with respect to any specified Person, any other Person that as of the date of this Noncompetition Agreement and as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b) “Beneficiaries” shall include: (i) Parent; (ii) each Affiliate of Parent; and (iii) the successors and assigns of each of the Persons referred to in clauses “(i)” and “(ii)” of this sentence.

(c) “Business” shall mean: (i) the design, development, manufacture, marketing, sale or distribution of tools, systems, equipment, products or technology used in connection with any of the following: front end of line or back end of line cleaning, stripping, surface preparation or etching; depositing copper or other interconnect material; semiconductor packaging (including back side metallization and TSV); wet solar processing; LED and battery fabrication; and plating of magnetic materials; (ii) any other business or activity engaged in by any of the Acquired Corporations during the one-year period prior to the Acceptance Time; and (iii) the provision of services relating to any of the foregoing.

(d) “Noncompetition Period” shall mean the period commencing on the Acceptance Time and ending on the second anniversary of the Acceptance Time.

(e) “Person” shall mean any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

(f) “Restricted Territory” shall mean: (i) each county or similar political subdivision of each State of the United States of America; (ii) each State, territory or possession of the United States of America, and (iii) each country, province, territory or other jurisdiction throughout the world.

(g) “Specified Individual” shall mean any individual who is an employee, consultant or independent contractor of or to: (i) any Acquired Corporation on, or during the 30 days prior to, the Acceptance Time; or (ii) Parent or any of Parent’s subsidiaries (including the Acquired Corporations) during the period beginning on the Acceptance Time and ending on the later of the end of the Noncompetition Period and the date on which the Shareholder ceases to be an employee of or a consultant to Parent or any of its subsidiaries.

15. Effective Date. This Noncompetition Agreement shall become effective at the Acceptance Time.

**End of Noncompetition Agreement – Signature Page Follows**

IN WITNESS WHEREOF, the Shareholder has duly executed and delivered this Noncompetition Agreement as of the date first above written.

/s/ Raymon F. Thompson